Exhibit 10.1

October 30, 2018

Steven Sherman

c/o Ekso Bionics Holdings, Inc.

1414 Harbour Way South, Suite 1201

Richmond, California 98404

RE: Offer Letter - Executive Chairman

Dear Steven,

This letter (the “Agreement”) confirms the agreement between you and Ekso Bionics Holdings, Inc. (the “Company”) with respect to your employment with the Company. You will serve as the Executive Chair of the Company commencing on October 30, 2018 (the “Effective Date”) and continuing through the second anniversary of the Effective Date, unless earlier terminated as set forth herein. You will be subject to the supervision of, and will have such authority as is delegated by, the Chief Executive Officer of the Company. You will devote such of your business efforts and time to the Company as you shall reasonably determine are required to carry out your duties, which duties include the strategic business development of the Company and its subsidiaries, it being understood that the role of Executive Chair is not intended to be full time, but that it is expect that you will devote a significant amount of your business efforts to this role.

As of the Effective Date, you will be paid an annual base salary of $100,000, less payroll deductions and all required withholdings, paid in accordance with the Company’s standard payroll practices. You will be eligible for standard benefits including medical insurance, according to standard Company policy as amended from time to time.

The Company will recommend that the Compensation Committee of the Board approve a grant to you in the form of an option under the Company’s Amended and Restated 2014 Equity Incentive Plan to purchase Four Hundred Thousand (400,000) shares of common stock of the Company. The option will issued in the form of a non-qualified stock option and the exercise price shall be equal to the closing price of one share of common stock on the Nasdaq Capital Market on the date the grant is approved by the Compensation Committee of the Board. The option shall become exercisable with respect to the shares of common stock covered thereby in eight (8) equal installments every three months following the Effective Date, with the first such installment vesting on the date that is three months after the effective date (or if there is no such date in such month, then the last day of such month), subject to you continuing to provide services to the Company (or its parent or subsidiary) as an executive officer and as a director on each such vesting date.

Your employment hereunder shall be entirely “at-will,” meaning that either you or the Company may terminate such employment relationship, at any time for any reason or for no reason at all, by delivery of written notice of employment termination to the other party.

The Company reimburses employees for certain reasonable and documented business expenses. Please refer to the Company’s travel & expense policy for additional information. As a Company employee, you will be expected to abide by Company policies and procedures, and acknowledge in writing that you have read such policies, which may be revised, amended or supplemented by Company at any time.

In addition, you shall execute and comply with the terms of any restrictive covenants as the Company may request from its executive and management employees from time to time on a reasonable and uniform basis including, without limitation, the terms of the Employee Invention Assignment and Confidentiality Agreement in the form or substantially the form appended to this Agreement as Exhibit A.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether verbal or written, and comprise the final, complete and exclusive agreement between you and the Company, subject only to the terms of the definitive agreements referenced herein. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

If you wish to accept employment at the Company under the terms described above, please sign and return to Jack Peurach, Chief Executive Officer, via email at jack@eksobionics.com.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Jack Peurach
Title:	Chief Executive Officer
I have read and accept this offer letter:

/s/ Steven Sherman
Steven Sherman

Dated:	October 30, 2018

EXHIBIT A

Employee Invention Assignment and Confidentiality Agreement

EMPLOYEE INVENTION ASSIGNMENT and CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Ekso Bionics Holdings, Inc., a Nevada corporation with its principal offices in the State of California (the “Company”), or any of its subsidiary or affiliated entities, I, ____________________, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1.                  Purpose of Agreement. I understand that the Company, together with its subsidiary and affiliated entities, whether or not separately incorporated (each, including the Company, referred to hereinafter as an “Ekso Bionics Entity” and collectively as the “Ekso Bionics Entities”) is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Ekso Bionics Entities to preserve and protect their proprietary information, their rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Ekso Bionics Entities or any one or more of them. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2.                  Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3.                  Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company); (ii) result from work performed by me for any Ekso Bionics Entity; or (iii) relate to the business or actual or demonstrably anticipated research or development of any Ekso Bionics Entity (the “Assigned Inventions”), will be the sole and exclusive property of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company).

4.                  Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the business or actual or demonstrably anticipated research or development of any Ekso Bionics Entity and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the business or actual or demonstrably anticipated research or development of any Ekso Bionics Entity. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment with any Ekso Bionics Entity or Entities, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of any Ekso Bionics Entity or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by any Ekso Bionics Entity of any rights assigned to any Ekso Bionics Entity under this Agreement, I will immediately so notify the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) in writing. Unless the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company), in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sub-licensees with the same rights.

5.                  Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Exhibit B.

6.                  Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company): (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) under Section 4, even after termination of my employment with all Ekso Bionics Entities. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7.                  Assistance. I will assist the Company, and each other Ekso Bionics Entity as may be designated by the Company, in every proper way to obtain and enforce for the Ekso Bionics Entities, or any one or more of such entities, all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with any one or more of the Ekso Bionics Entities; provided that the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the request of an Ekso Bionics Entity in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8.                  Proprietary Information. I understand that my employment by an Ekso Bionics Entity creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the applicable Ekso Bionics Entity or a third party in relation to the business of the Ekso Bionics Entities, jointly or severally, or to the business of any parent, subsidiary, affiliate, customer or supplier of an Ekso Bionics Entity, or any other party with whom an Ekso Bionics Entity agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the customers and suppliers of any Ekso Bionics Entity, their buying and selling habits and special needs.

9.                  Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) in each instance, except as may be necessary to perform my duties as an employee of an Ekso Bionics Entity for the benefit of any Ekso Bionics Entity. Upon termination of my employment with an Ekso Bionics Entity, I will promptly deliver to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) all documents and materials of any nature pertaining to my work with all Ekso Bionics Entities, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

10.              Physical Property. All documents, supplies, equipment and other physical property furnished to me by any Ekso Bionics Entity or produced by me or others in connection with my employment will be and remain the sole property of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company). I will return to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) all such items when requested by the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company), excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to my employment with an Ekso Bionics Entity and designate as such. Even if the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) does not so request, I will upon termination of my employment return to the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) all Ekso Bionics Entity property, and I will not take with me or retain any such items.

11.              No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of any one or more Ekso Bionics Entities will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to any Ekso Bionics Entity or use in the performance of my duties for any such entity any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to an Ekso Bionics Entity.

12.              “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company or any other Ekso Bionics Entity to employ me for any stated period of time. I understand that I am an “at will” employee of any Ekso Bionics Entity and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company). I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13.              Company Opportunities; Duty Not to Compete. During the period of my employment, I will at all times devote my best efforts to the interests of the Ekso Bionics Entities, and I will not, without the prior written consent of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company), engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Ekso Bionics Entities any business opportunity in which any one or more of the Ekso Bionics Entities can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of any one or more of the Ekso Bionics Entities; or (iii) would otherwise conflict with the interests of any Ekso Bionics Entity or could cause a disruption of its operations or prospects.

14.              Non-Solicitation of Employees/Consultants. During my employment with any one or more of the Ekso Bionics Entities and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of any Ekso Bionics Entity for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.

15.              Use of Name & Likeness. I hereby authorize the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the business(es) of any one or more of the Ekso Bionics Entities, such as marketing, advertising, credits, and presentations.

16.              Notification. I hereby authorize the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company), during and after the termination of my employment with any Ekso Bionics Entity, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17.              Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause one or more Ekso Bionics Entities to suffer irreparable harm and that the affected Ekso Bionics Entity/ies will therefore be entitled to injunctive relief to enforce this Agreement.

18.              Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights any Ekso Bionics Entity may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19.              Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20.              Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

21.              Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

22.              Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company).

23.              Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with all Ekso Bionics Entities, I will execute and deliver a document or documents in a form reasonably requested by the Company (or such other Ekso Bionics Entity or Entities as may be designated by the Company) confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24.              Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

25.              Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by an Ekso Bionics Entity, which is ________________, _______________, 20__ (the “Effective Date”).

Company: Ekso Bionics Holdings, Inc.	Employee:

By:
Signature

Name:
Name (Please Print full legal name)

Title:
Date of Signature

Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Identifying Number
Title	Date	or Brief Description

No inventions, improvements, or original works of authorship
Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date:

Exhibit B

CALFORNIA LABOR CODE 2870 NOTICE:

California Labor Code Section 2870 provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.

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